As filed with the Securities and Exchange Commission on April 19, 2021

Registration No. 333-238834

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM F-1

ON FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VASCULAR BIOGENICS LTD.

(Exact name of registrant as specified in its charter)

State of Israel	2834	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8 HaSatat St.

Modi’in

Israel 7178106

972-634-6450

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue

Newark, Delaware 19711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom, Esq.	Yuval Horn, Adv.
Lawrence S. Wittenberg, Esq.	Keren Kanir, Adv.
Goodwin Procter LLP	Horn & Co., Law Offices
100 Northern Ave	Amot Investments Tower
Boston, MA 02210	2 Weizmann St., 24th Floor
(617) 570-1055	Tel Aviv, Israel 6423902
972-3-637-8200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company [  ]

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Vascular Biogenics Ltd., an Israeli company (the “Company”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form F-1 (Registration No. 333-238834) on June 1, 2020, which was declared effective by the SEC on June 9, 2020 (the “Registration Statement”). The Registration Statement originally covered the registration of 11,492,065 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares at an exercise price of $1.45 per share issued by the Company in private placements on May 11, 2020 and May 13, 2020 (the “Warrants”).

This Post-Effective Amendment to Form F-1 (“Post-Effective Amendment No. 1”) is being filed by the Company to update and supplement information contained in the Registration Statement to incorporate by reference the Company’s Annual Report on Form 20-F filed with the SEC on March 25, 2021.

This Post-Effective Amendment No. 1 is also being filed by the Company to convert the Registration Statement into a registration statement on Form F-3.

No additional securities are being registered under this Post-Effective Amendment No. 1. This Post-Effective Amendment No. 1 concerns only the offer and sale of ordinary shares issuable from time to time upon exercise of the Warrants that remain unexercised.

All filing fees payable in connection with the registration of these securities were previously paid in connection with the initial filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling shareholders are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED April 19, 2021

PROSPECTUS

Vascular Biogenics Ltd.

11,492,065 Ordinary Shares

This prospectus relates to the resale by the selling shareholders identified in this prospectus of up to 11,492,065 ordinary shares that are issuable upon the exercise of certain outstanding warrants, or the warrants, to purchase ordinary shares, or the warrant shares.

We are not selling any ordinary shares and will not receive any proceeds from the sale of the warrant shares by the selling shareholders under this prospectus. Upon the exercise of the warrants for all 11,492,065 of our ordinary shares by payment of cash, however, we will receive aggregate gross proceeds of approximately $16.7 million.

We have agreed to bear all of the expenses incurred in connection with the registration of these warrant shares. The selling shareholders will pay or assume brokerage commissions and similar charges, if any, incurred for the sale of the warrant shares.

The selling shareholders identified in this prospectus may offer the shares from time to time through public or private transactions at fixed prices, at prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices. We provide more information about how the selling shareholders may sell their ordinary shares in the section titled “Plan of Distribution” beginning on page 13 of this prospectus. We will not be paying any underwriting discounts or commissions in connection with any offering of warrant shares under this prospectus.

Our ordinary shares are listed on the Nasdaq Global Market under the symbol “VBLT”. The closing price of our ordinary shares on April 16, 2021 on the Nasdaq Global Market was $1.69 per share.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2021.

This prospectus is part of a registration statement on Form F-1 that we filed with the Securities and Exchange Commission, or the SEC. We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our common shares.

We are responsible for the information contained in this prospectus. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling shareholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

All references in this prospectus to “Vascular Biogenics,” “VBL Therapeutics,” “VBL,” the “Company,” “we,” “us,” or “our” mean Vascular Biogenics Ltd., unless we state otherwise or the context otherwise requires.

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SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws, which statements are subject to considerable risks and uncertainties. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements included or incorporated by reference in this prospectus, other than statements of historical fact, are forward-looking statements. You can identify forward-looking statements by the use of words such as “may,” “will,” “could,” “anticipate,” “expect,” “intend,” “believe,” “continue” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to such statements. In particular, forward-looking statements contained in this prospectus relate to, among other things, our future or assumed financial condition, results of operations, liquidity, business forecasts and plans, research and product development plans, manufacturing plans, strategic plans and objectives, capital needs and financing plans, product launches, regulatory approvals, competitive environment, and the application of accounting guidance. We caution you that the foregoing list may not include all of the forward-looking statements made in this prospectus.

Our forward-looking statements are based on our management’s current assumptions and expectations about future events and trends, which affect or may affect our business, strategy, operations or financial performance. Although we believe that these forward-looking statements are based upon reasonable assumptions, they are subject to numerous known and unknown risks and uncertainties and are made in light of information currently available to us. Our actual financial condition and results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the section entitled “Risk Factors” beginning on page 8 of this prospectus and page 6 of our Annual Report on Form 20-F filed with the SEC on March 25, 2021, as well as those described in the other documents we file with the SEC. You should read this prospectus, and the documents incorporated by reference herein, completely and with the understanding that our actual future results may be materially different from and worse than what we expect.

Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Forward-looking statements speak only as of the date they were made, and, except to the extent required by law or the rules of the Nasdaq Global Market, we undertake no obligation to update or review any forward-looking statement because of new information, future events or other factors. You should, however, review the risks and uncertainties we describe in the reports we will file from time to time with the SEC, after the date of this prospectus. See the information included under the heading “Incorporation of Certain Information by Reference.”

We qualify all of our forward-looking statements by these cautionary statements.

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PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, including the risks of investing in our securities discuss under the heading “Risk Factors” beginning on page 8 of this prospectus and under similar headings in the documents incorporated by reference herein.

Overview

We are a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of first-in-class treatments for areas of unmet need in cancer and immune/inflammatory indications. We have developed three platform technologies: a gene-therapy based technology for targeting newly formed blood vessels with focus on cancer, an antibody-based technology targeting MOSPD2 for anti-inflammatory and immuno-oncology applications, and the Lecinoxoids, a family of small-molecules for immune-related indications.

Our main program in oncology is based on our proprietary Vascular Targeting System, or VTS, platform technology, which we believe will allow us to develop product candidates for multiple oncology indications. The VTS technology utilizes genetically targeted therapy to destroy newly formed, or angiogenic, blood vessels. By utilizing a viral vector as a delivery mechanism, the VTS platform can also lead to induction or enhancement of a localized anti-tumor immune response, thereby turning immunologically ‘cold’ tumors ‘hot’.

Our lead product candidate, VB-111 (ofranergene obadenovec), is a gene-based biologic that we are developing for solid tumor indications, and which we have advanced to programs for ovarian cancer, recurrent glioblastoma, or rGBM, an aggressive form of brain cancer and thyroid cancer. We have obtained fast track designation for VB-111 in the United States for prolongation of survival in patients with glioblastoma that has recurred following treatment with standard chemotherapy and radiation. We have also received orphan drug designation for GBM in both the United States and Europe. VB-111 has also received an orphan designation for the treatment of ovarian cancer from the European Commission.

OVAL is our international Phase 3 randomized pivotal registration enabling clinical trial that compares a combination of VB-111 and paclitaxel to placebo plus paclitaxel, in patients with platinum-resistant ovarian cancer. The study is planned to enroll 400 patients. In March 2020, we announced an encouraging outcome of the planned interim analysis in the OVAL study. The OVAL independent Data Safety Monitoring Committee, or DSMC, reviewed unblinded data and assessed CA-125 response, measured according to the GCIG criteria, in the first 60 enrolled subjects evaluable for CA-125 analysis. The DSMC confirmed that the study met the interim pre-specified efficacy criterion, of an absolute percentage advantage of 10% or higher CA-125 response rate for the VB-111 treatment arm, and recommended the study continue. The overall response rate in the first 60 randomized evaluable patients was 53%. Assuming a balanced randomization, the response rate in the treatment arm (VB-111 in addition to weekly paclitaxel) was 58% or higher. In patients who had post-dosing fever, which is a marker for VB-111 treatment, the response rate was 69%. Results of the interim analysis were published in a peer-review manuscript (Arend et al., Gynecol Oncol. 2021).

A second interim analysis in the OVAL study was conducted on August 11, 2020. The DSMC reviewed unblinded overall survival, or OS, data of the first 100 enrolled subjects with a follow-up of at least 3 months. The committee also looked at response rate and safety information. The DSMC recommended that the study continue as planned. The primary endpoint of the OVAL Phase 3 study is OS.

In February 2021, we announced the results of the third DSMC pre-planned review of the ongoing OVAL study. The committee, which reviewed unblinded data of about 200 patients, found no safety issues with the trial and recommended its continuation as planned. The next DSMC review in the OVAL study is expected in the third quarter of 2021. Our OVAL study is being conducted in collaboration with the GOG Foundation, Inc., a leading organization for research excellence in the field of gynecologic malignancies.

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Final results from our Phase 1/2 clinical trial of VB-111 for recurrent platinum-resistant ovarian cancer were reported in June 2019 and published online in April 2020 (Arend et al., Gynecol Oncol. 2020). Data demonstrated a median OS of 498 days in the VB-111 therapeutic-dose arm, versus 172.5 days in the low-dose arm (p=0.03). 58% of evaluable patients treated with the therapeutic dose of VB-111 had a GCIG CA-125 response. VB-111 activity signals were seen despite unfavorable prognostic characteristics (48% platinum refractory disease and 52% previous treatment with anti-angiogenics). There was a trend for favorable survival in patients who had CA-125 decrease >50% in the VB-111 therapeutic-dose arm (808 vs. 351 days; p=0.067) implicating CA-125 as a potentially valuable biomarker for response to VB-111. Post treatment fever was also associated with a signal for improved survival (808 vs. 479 days; p=0.27).

In a Phase 2 study for rGBM, patients who were primed with VB-111 monotherapy that was continued after progression with the addition of bevacizumab (Avastin®) showed significant survival (414 vs 223 days; HR 0.48; p=0.043) and progression free survival (PFS) advantage (90 vs 60 days; HR 0.36; p=0.032) compared to a cohort of patients that had limited exposure to VB-111 (Brenner et al., Neuro Oncol. 2019). Radiographic responders to VB-111 exhibited specific imaging characteristics related to its mechanism of action. Survival advantage was also seen in comparison to historic controls, with the percentage of patients living more than one year doubling from 24% to 57%.

Our Phase 3 GLOBE study in rGBM compared upfront concomitant administration of VB-111, without priming, and bevacizumab to bevacizumab monotherapy. The study, which enrolled a total of 256 patients in the United States, Canada and Israel, was conducted under a special protocol assessment, or SPA, agreement with the U.S. Food and Drug Administration, or FDA, with full endorsement by the Canadian Brain Tumor Consortium (CBTC). In this modified regimen, the treatment did not improve OS and PFS outcomes in rGBM. Study results (Cloughesy et al. Neuro Oncol. 2019) attribute the contradictory outcomes between the Phase 2 and Phase 3 trials as being related to the lack of VB-111 monotherapy priming in the GLOBE study, providing clinical, mechanistic and radiographic support for this hypothesis. No new safety concerns associated with VB-111 have been identified in the study. We do not think that results of the GLOBE study will necessarily have implications on the prospects for VB-111 in other regimens or tumor types.

On March 1, 2021, we announced that patient dosing had been initiated in a Phase 2 clinical trial investigating VB-111 for the treatment of rGBM. The new Phase 2 study, sponsored by Dana-Farber Cancer Institute in collaboration with a group of top neuro-oncology U.S. medical centers, will investigate neo-adjuvant and adjuvant treatment with VB-111 in rGBM patients undergoing a second surgery.

VB-111 is also being studied in combination with nivolumab, an anti-PD1 immune checkpoint inhibitor, in the treatment of metastatic colorectal cancer. The study is being sponsored by the U.S. National Cancer Institute under a Cooperative Research and Development Agreement, or CRADA. The open label exploratory Phase 2 study will investigate whether priming with VB-111 can drive immune cells into the tumor and turn the colorectal tumors from being immunologically “cold” to “hot.” Enrollment in this clinical trial started in September 2020. Preliminary readout in this study is expected in the first half of 2021.

In February 2017, we reported full data from our exploratory Phase 2 study of VB-111 in recurrent, iodine-resistant differentiated thyroid cancer. The primary endpoint of the trial, defined as 6-month progression-free-survival (PFS-6) of 25%, was met with a dose response. Forty-seven percent of patients in the therapeutic-dose cohort reached PFS-6, versus 25% in the sub-therapeutic cohort, both groups meeting the primary endpoint. An OS benefit was seen, with a tail of more than 40% at 3.7 years for the therapeutic-dose cohort. Most patients in the VB-111 study had tumors that previously had progressed on pazopanib (Votrient®) or other kinase inhibitors.

Over 300 patients were exposed to VB-111 in completed clinical trials and have observed it to be well-tolerated. In December 2015, we were granted a U.S. composition of matter patent that provides intellectual property protection for VB-111 in the United States until October 2033 before any patent term extension.

We are also conducting two parallel drug development programs that are exploring the potential of MOSPD2, a protein which we identified as a key regulator of cell motility, as a therapeutic target for inflammatory diseases and cancer.

For inflammatory applications, we are developing classical antibodies that bind and block MOSPD2 on immune cells. Our data show that MOSPD2, which is predominantly expressed on the surface of human monocytes, is essential for their migration. By inhibiting this protein, we seek to block this migration of monocytes to sites of inflammation, and accordingly to reduce inflammation and tissue damage. We believe that antibodies targeting MOSPD2 have potential for treatment of various inflammatory indications, and are advancing our lead pre-clinical candidate VB-601 through investigational new drug-, or IND-, enabling studies. In September 2020, we announced the successful completion of a Type B pre-IND meeting with the FDA regarding the Company’s development plan for VB-601. Toxicology studies for VB-601 are currently underway. Submission of an IND for the clinical development of VB-601 is expected to occur in the first half of 2022.

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For oncology applications, we are developing antibodies aimed to kill tumor cells, based on MOSPD2 as a target whose expression is induced in multiple tumors. We found that MOSPD2 was detected in the majority of cancerous organs, including colon, esophagus, liver and breast, where MOSPD2 seems to play a key role in cancer cell metastasis (Salem et al., Int J. Cancer 2019). Given the specificity of MOSPD2 expression and its highly elevated expression in tumors, we believe MOSPD2 can serve as a novel target for immuno-oncology mediated therapy for cancer.

In October 2020, we announced that the European Patent Office had granted Patents #3328408 and #3328401, which cover VBL’s proprietary investigational anti-MOSPD2 monoclonal antibodies to treat inflammatory conditions and oncology conditions, respectively. The patents are expected to provide protection for VBL’s MOSPD2 antibodies for inflammation and cancer, until at least July 2036.

We also have been conducting a program targeting anti-inflammatory diseases, based on the use of our Lecinoxoid platform technology. Lecinoxoids are a novel class of small molecules we developed that are structurally and functionally similar to naturally occurring molecules known to modulate inflammation. The lead product candidate from this program, VB-201, is a Phase 2-stage molecule that demonstrated activity in reducing vascular inflammation in a Phase 2 sub-study in psoriatic patients with cardiovascular risk.

In January 2021, we announced the dosing of the first patient in a randomized controlled Phase 2 study of VB-201 for the treatment of COVID-19. The study will assess the ability of VB-201 to prevent clinical deterioration and reduce morbidity and mortality in patients with severe COVID-19. Based on recent pre-clinical studies, we also believe that VB-201 and some second generation molecules such as VB-703 may have potential applicability for NASH and renal fibrosis.

In October 2017, we announced the opening of our new gene therapy manufacturing plant in Modiin, Israel. This plant can be the commercial facility for production of VB-111, if approved. The Modiin facility is the first commercial-scale gene therapy manufacturing facility in Israel (20,000 sq. ft.). In July 2019, the facility was certified by a European Union, or EU, Qualified Person, or QP, as being in compliance with EU Good Manufacturing Practices.

In November 2017, we signed an exclusive license agreement with NanoCarrier Co., Ltd. (TSE Mothers: 4571) for the development, commercialization and supply of VB-111 in Japan. We retain rights to VB-111 in the rest of the world. Under terms of the agreement, we have granted NanoCarrier an exclusive license to develop and commercialize VB-111 in Japan for all indications. We will supply NanoCarrier with VB-111, and NanoCarrier will be responsible for all regulatory and other clinical activities necessary for commercialization in Japan. In exchange, we received an up-front payment of $15 million, and are entitled to receive greater than $100 million in development and commercial milestone payments if certain development and commercial milestones are achieved. We will also receive tiered royalties on net sales in the high-teens.

In March 2019, we executed an exclusive option license agreement with an animal health company for the development of our proprietary anti-inflammatory molecule, VB-201, for veterinary use. We retain VB-201 rights for treatment of humans worldwide. Under the terms of the agreement, we have granted an exclusive option license to explore the potential of VB-201 for animal health indications. In consideration, we received an undisclosed up-front payment, and are entitled to receive additional development milestone payments. In April 2020, another milestone event under this agreement was reached, following which we received an undisclosed payment. If the option to license would be exercised, we will receive additional milestones and royalties on net sales.

In January 2021, we announced that the Company had entered into an Ordinary Share Purchase Agreement with Aspire Capital Fund, LLC. Under the Agreement, Aspire committed to purchase up to $20 million of the Company’s ordinary shares at VBL Therapeutics’ discretion from time to time during a 30-month period at prices based on the market price at the time of each sale. VBL Therapeutics will retain full control as to the timing and amount of any sale of ordinary shares to Aspire, subject to certain limitations specified in the Purchase Agreement. There are no warrants or other derivative securities associated with the transaction. VBL Therapeutics has the right to terminate the Purchase Agreement at any time without any additional cost or penalty.

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To date, we have funded our operations through private sales of preferred shares, a convertible loan, public offering, revenues from licensing agreements and grants from the Israeli Office of Chief Scientist, or OCS, which has later transformed to the Israeli Innovation Authority, or IIA, under the Israeli law for The Encouragement of Industrial Research and Development Law, 5744-1984, or the Research Law. Since our inception and through December 31, 2020, we received $28.8 million from IIA grants (which together with Libor calculated as of December 31, 2020, amounts to approximately $36.0 million). As of December 31, 2020, we have paid the IIA in relation to our license agreements royalties of approximately $0.5 million, part of which were at an increased royalty rate as prescribed under the Research Law due to certain transfer of intellectual property outside of Israel contemplated under one of our license agreements.

Under the Research Law, we are required to manufacture the major portion of each of our products developed using these grants in the State of Israel or otherwise ask for special approvals. Manufacture of products developed with government grants outside of Israel, may increase the royalty rates and we may be required to pay up to 300% of the grant amounts plus interest, depending on the manufacturing volume that is performed outside of Israel.

Additionally, the IIA-sponsored technologies and related intellectual property rights and know-how are prohibited from being transferred, including by way of license, outside of the State of Israel, except under limited circumstances and only with the approval of the IIA Research Committee. Such transfer or licensing of sponsored IIA technology, if approved, may compel us to pay the IIA a portion, to be set by the IIA upon their approval of such transaction, of the consideration or milestone and royalties payments that we receive upon any sale or out licensing of such technology to a non-Israeli entity, and up to 600% of the grant amounts plus interest. The scope of the support received, the royalties that we have already paid to the IIA, the amount of time that has elapsed between the date on which the know-how or the related intellectual property rights were transferred and the date on which the IIA grants were received and the sale price and the form of transaction will be taken into account in order to calculate the amount of the payments to the IIA. Approval of the transfer of technology to residents of the State of Israel is required and may be granted in specific circumstances only if the recipient abides by the provisions of applicable laws, including the restrictions on the transfer of know-how and the obligation to pay royalties.

In addition, any change of control and any change of ownership of our ordinary shares that would make a non-Israeli citizen or resident an “interested party,” as defined in the Research Law, requires prior written notice to the IIA, and our failure to comply with this requirement could result in criminal liability.

These restrictions will continue to apply even after we have repaid the full amount of royalties on the grants. If we fail to satisfy the conditions of the Research Law, we may be required to refund certain grants previously received together with interest and penalties and may become subject to criminal charges.

ATM Sales

In January and February 2021, we sold approximately $3.5 million of our ordinary shares pursuant to our existing Equity Distribution Agreement with Oppenheimer & Co. Inc. Those sales were made in an “at the market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act, pursuant to our effective shelf registration statement on Form F-3 (File No. 333-251821). However, we inadvertently failed to file a prospectus supplement specifying details regarding such sales. This may have constituted a violation of Section 5 of the Securities Act and may give rise to liability under Section 12 of the Securities Act (which generally provides a rescission remedy for offers and sales of securities in violation of Section 5) as well as potential liability under the anti-fraud provisions of federal and state securities laws and state rescission laws.

In such event, anyone who acquired such ordinary shares would have a right to rescind the purchase. If all the shareholders who acquired ordinary shares demanded rescission, the maximum we would be obligated to repay would be approximately $3.5 million, plus interest. In addition, under Israeli law, we may also be required to obtain the approval of an Israeli court in order to implement the acquisition of any ordinary shares for which rescission is demanded. Out of the approximately $3.5 million of sales, one identified buyer purchased approximately $1.9 million of our ordinary shares. Such identified buyer has agreed to waive any rescission rights and has signed a waiver evidencing such agreement. The Securities Act generally requires that any claim brought for a violation of Section 5 of the Securities Act be brought within one year of the violation. Additionally, if it is determined that such sales did in fact violate the Securities Act, we may become subject to fines and penalties imposed by the SEC and state securities agencies.

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The Impact of COVID-19 on Business Operations and Clinical Trials

The Company has implemented safety measures designed to comply with applicable guidelines in Israel in response to the COVID-19 pandemic. So far, our key operations were largely uninterrupted by this pandemic; however, the nature of the pandemic is highly uncertain, and we may encounter interruptions or delays in the future. According to Israeli regulations, VBL, as a pharmaceutical company producing potential therapies for cancer patients, is considered an essential facility and is therefore exempt from many labor work restrictions even under emergency conditions such as the COVID-19 pandemic. Accordingly, our gene therapy pharmaceutical grade manufacturing plant in Modiin, Israel continues to operate as normal. At this time, all preclinical programs and research activities remain on track, and the Company does not anticipate any material impact on our regulatory activities. While we believe that the fundamentals of our business remain strong, the extent to which the outbreak impacts our business, preclinical studies and clinical trials will depend on future developments, which are highly uncertain and cannot be predicted with confidence.

With regards to clinical trials, the Company continues to advance the ongoing OVAL study of VB-111 for platinum resistant ovarian cancer and the study is continuing to recruit patients in the United States, Europe and Israel. Despite the COVID-19 pandemic, patient enrollment is so far in line with our projections. As the trial population includes cancer patients with advanced disease and limited alternatives, we believe it is less susceptible to impact by COVID-19 compared to other non-life-threatening indications. The OVAL study is expected to expand to Japan, in collaboration with our Japanese licensee for VB-111, NanoCarrier. Recruitment in the NCI-sponsored study in metastatic colorectal cancer and in the investigator-sponsored study in rGBM is ongoing. In January 2021, we announced dosing of the first patient in a Phase 2 randomized controlled study of VB-201 for the treatment of COVID-19.

Corporate Information

The legal name of our company is Vascular Biogenics Ltd. and we conduct business under the name VBL Therapeutics. We were incorporated in Israel on January 31, 2000 as a company limited by shares under the name Medicard Ltd. On February 14, 2002, we changed our name to Vascular Biogenics Ltd. Our registered and principal office is located 8 HaSatat St., Modi’in, Israel 7178106. Our service agent in the United States is located at Puglisi and Associates, 850 Library Avenue Newark, Delaware 19711 and our telephone number is 972-8-9935000. Throughout this prospectus, we refer to various trademarks, service marks and trade names that we use in our business. The “Vascular Biogenics” design logo, “VBL Therapeutics,” “Vascular Targeting System,” “VTS,” “Lecinoxoids,” “VB-111,” “VB-201,” the “OVAL” design logo and other trademarks or service marks of Vascular Biogenics Ltd. appearing in this prospectus are the property of Vascular Biogenics Ltd. We have several other registered trademarks, service marks and pending applications relating to our products. Although we have omitted the “®” and trademark designations for such marks in this prospectus, all rights to such trademarks are nevertheless reserved. Other trademarks and service marks appearing in this prospectus are the property of their respective holders. Our website address is www.vblrx.com. Information contained on, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, including our Annual Report on Form 20-F for the year ended December 31, 2019 as filed with the SEC on March 19, 2020 and our other Reports on Form 6-K as filed with the SEC, as described in the section titled “Incorporation of Certain Information by Reference.”

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The Offering

Ordinary Shares Offered	Up to an aggregate of up to 11,492,065 ordinary shares, NIS 0.01 par value per share issuable upon the exercise of warrants issued in the RD Offerings on May 11, 2020 and May 13, 2020 respectively. The selling shareholders are identified in the section entitled “Selling Shareholders” on the table commencing on page 11.

Ordinary Shares Outstanding as of December 31, 2020	48,187,463 ordinary shares.

Use of Proceeds	We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders. All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of warrants. See the section of this prospectus titled “Use of Proceeds.”

Nasdaq Global Market Symbol	“VBLT”

Risk Factors	Before investing in our securities, you should carefully read and consider the “Risk Factors” beginning on page 8 of this prospectus.

The number of our ordinary shares outstanding is based on an aggregate of our 48,187,463 ordinary shares outstanding as of December 31, 2020, and excludes:

● 7,569,627 ordinary shares issuable upon the exercise of outstanding employees’ options and warrants as of December 31, 2020, having a weighted average exercise price of $2.53 per share;

● 15,694,446 ordinary shares issuable upon the exercise of outstanding non-employee warrants as of December 31, 2020 having a weighted average exercise price of $2.31 per share; and

● 780,145 ordinary shares reserved for future issuance under our equity incentive plans as of December 31, 2020.

Except as otherwise indicated, the information in this prospectus is as of December 31, 2020 assumes no exercise of options or warrants described above.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties discussed below, as well as those under the heading “Risk Factors” contained in our Annual Report on Form 20-F for the year ended December 31, 2020, as filed with the SEC, and as incorporated by reference in this prospectus, as the same may be amended, supplemented or superseded by the risks and uncertainties described under similar headings in the other documents that are filed by us after the date hereof and incorporated by reference into this prospectus. Additional risks not currently known to us or that we currently believe are immaterial may also significantly impair our business operations. Please also read carefully the section above titled “Special Note Regarding Forward-Looking Statements.”

The sale of a substantial amount of our ordinary shares, including resale of the ordinary shares issuable upon the exercise of the warrants held by the selling shareholders in the public market could adversely affect the prevailing market price of our ordinary shares.

We are registering for resale 11,492,065 ordinary shares issuable upon the exercise of warrants held by the selling shareholders. Sales of substantial amounts of shares of our ordinary shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our ordinary shares, and the market value of our other securities. We cannot predict if and when selling shareholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional ordinary shares or other equity or debt securities convertible into ordinary shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

COVID-19 Risk

Timely enrollment in clinical trials is reliant on clinical trial sites which may be adversely affected by global health matters, including, among other things pandemics. For example, in December 2019, an outbreak of a novel strain of coronavirus, or the COVID-19 coronavirus, had ripple effects to businesses around the world, negatively impacted activity and operations, including extended shutdowns of certain businesses, in many countries, including the USA, European countries and Israel, where our operations are. The list of countries and regions affected by the coronavirus outbreak is constantly changing and our clinical trial sites may be located in regions currently being afflicted by the COVID-19 coronavirus. Some factors from the COVID-19 coronavirus outbreak that we believe may adversely affect enrollment in our trials include:

●	the diversion of healthcare resources away from the conduct of clinical trial matters to focus on pandemic concerns, including the attention of infectious disease physicians serving as our clinical trial investigators, hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our clinical trials;

●	limitations on travel that interrupt key trial activities, such as clinical trial site initiations and monitoring;

●	interruption in global shipping affecting the transport of clinical trial materials, such as investigational drug product and comparator drugs used in our trials; and

●	employee furlough days that delay necessary interactions with local regulators, ethics committees and other important agencies and contractors.

These and other factors arising from the COVID-19 coronavirus could worsen in countries that are already afflicted with the virus or could continue to spread to additional countries, each of which may further adversely impact our clinical trials. The global outbreak of the COVID-19 coronavirus continues to evolve and the conduct of our trials may continue to be adversely affected, despite efforts to mitigate this impact.

For more information on the extent that the COVID-19 pandemic has impacted our development programs to date, please refer to the related section in the Overview part of this prospectus, page 2.

The COVID-19 pandemic could also interrupt the business of our subcontractors, vendors and external laboratories, in ways and to an extent, that we cannot foresee yet.

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USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part to permit the holders of certain outstanding warrants to purchase our ordinary shares described in the section titled “Selling Shareholders” to resell such ordinary shares issuable upon exercise of such warrants, or the warrant shares. The selling shareholders will receive all of the net proceeds from sales of the warrant shares sold pursuant to this prospectus and we will not receive any proceeds from the resale of any warrant shares offered by this prospectus by the selling shareholders.

We may receive proceeds from the exercise of the warrants and placement agent warrants and issuance of the warrant ADSs to the extent that these warrants are exercised for cash. Warrants, however, are exercisable on a cashless basis under certain circumstances. Upon the exercise of all of the warrants for 11,492,065 ordinary shares by payment of cash, we will receive aggregate gross proceeds of approximately $16.7 million.

Any proceeds from the exercise of the warrants will be used for working capital, and general corporate purposes. We cannot predict when or if the warrants will be exercised, and it is possible that the warrants may expire and never be exercised.

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CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents, equity and total capitalization on an actual basis as of December 31, 2020:

You should read the data set forth in the table below in conjunction with the section of this prospectus under the caption “Use of Proceeds” as well as our “Operating and Financial Review and Prospects” and our financial statements and notes and other financial information included or incorporated by reference in this prospectus.

At December 31, 2020 (US dollars in thousands)
Actual
Cash and cash equivalents	$13,281
Short-term bank deposits	$17,110
Total liabilities	$10,789
Shareholders’ Equity:
Ordinary shares, NIS 0.01 par value per share; 150,000,000 shares authorized 48,187,463 shares issued and outstanding, actual	108
Additional paid-in capital	$252,561
Warrants	10,401
Accumulated deficit	(232,153)
Total shareholders’ equity	30,917
Total capitalization	$41,706

The number of our ordinary shares outstanding is based on an aggregate of our 48,187,463 ordinary shares outstanding as of December 31, 2020, and excludes:

● 7,569,627 ordinary shares issuable upon the exercise of outstanding employees’ options and warrants as of December 31, 2020, having a weighted average exercise price of $2.53 per share;

● 15,694,446 ordinary shares issuable upon the exercise of outstanding non-employee warrants as of December 31, 2020 having a weighted average exercise price of $2.31 per share; and

● 780,145 ordinary shares reserved for future issuance under our equity incentive plans as of December 31, 2020.

Except as otherwise indicated, the information in this prospectus is as of December 31, 2020 assumes no exercise of options or warrants described above.

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Selling Shareholders

We are registering the resale of the warrant shares to permit each of the selling shareholders identified below to resell or otherwise dispose of the warrant shares in the manner contemplated under “Plan of Distribution” in this prospectus (as may be supplemented and amended). Throughout this prospectus, when we refer to the ordinary shares being registered on behalf of the selling shareholders, we are referring to the warrant shares, and when we refer to the selling shareholders in this prospectus, we are referring to the purchasers of the warrants.

The selling shareholders may sell some, all or none of their warrant shares. We do not know how long the selling shareholders will hold the warrant shares before selling them, and we currently have no agreements, arrangements or understandings with the selling shareholders regarding the sale or other disposition of any of the warrant shares. The warrant shares covered hereby may be offered from time to time by the selling shareholders.

The following table sets forth the name of each selling shareholders, the number and percentage of our outstanding ordinary shares beneficially owned by the selling shareholders as of March 31, 2021, the number of warrant shares that may be offered under this prospectus, and the number and percentage of our outstanding ordinary shares beneficially owned by the selling shareholders assuming all of the warrant shares covered hereby are sold. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our ordinary shares. Generally, a person “beneficially owns” ordinary if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. The number of shares in the column “Ordinary Shares being Offered” represents all of the warrant shares that a selling shareholders may offer and sell from time to time under this prospectus.

All information contained in the table below and the footnotes thereto is based upon information provided to us by the selling shareholders. The selling shareholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their warrant shares or other securities since the date on which the information in the table below if presented. Information about the selling shareholders may change over time. The percentage of shares owned after the offering is based on 55,134,735 ordinary shares outstanding as of March 31, 2021.

	1	2		3	4
					Beneficial Ownership After this Offering (1)
Name	Ordinary Shares Beneficially Owned Prior to this Offering	Ordinary Shares Underlying Warrants Prior To Offering (Excluding Certain Warrant Shares Included In Column 1)		Ordinary Shares of Offered Hereby	Number of Shares	%
Affiliates of Thai Lee (2)	9,956,801	7,595	(3)	1,904,762	7,592,766	16.2%
Aurum Ventures M.K.I. Ltd (4)	6,839,059	-		1,269,841	5,569,218	11.6%
Victor Leo (5)	3,619,048	-		1,809,524	1,809,524	3.7%
Benjamin Kahn (6)	317,460	-		158,730	158,730	*
Intracoastal Capital, LLC(7)	1,587,302	-		1,587,302	-	-
Anson Investments Master Fund LP. (8)	2,515,574	1,269,498	(9)	2,222,223	1,562,489	3.3%
Armistice Capital Master Fund Ltd. (10)	2,515,574	24,109	(11)	2,539,683	-	-

*	Less than one percent

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(1)	Assumes the exercise in full of the warrants and sale of all warrant shares registered pursuant to this prospectus, although the selling shareholders are under no obligation known to us to sell any ordinary shares at this time.
(2)	Information herein is based on the information reported on the Schedule 13D/A filed on May 26, 2020 by the selling shareholder and consists of (i) 3,959,865 ordinary shares held directly by Thai Lee (ii) 4,096,769 ordinary shares held by the Thai Lee Family Trust (the “Trust”) and (iii) 1,904,762 warrants to purchase ordinary shares exercisable as of May 27, 2020 held directly by the Trust. Thai Lee exercises voting and investment power over shares held by the Trusts. The exercise of the warrants is subject to the “Beneficial Ownership Limitation,” under which such exercise is limited to the extent that immediately prior to or after giving effect to such exercise, Thai Lee together with her affiliates and other attribution parties, which includes the Trust, would own more than 19.99% of the total number of ordinary shares then issued and outstanding. As such, Ms. Lee may be deemed to have beneficial ownership over our shares held by the Thai Lee Family Trust. The address of Thai Lee and the Trust is 290 Davidson Avenue, Somerset, NJ 08873.
(3)

In the RD Offerings, we issued warrants to purchase 1,904,762 ordinary shares to the Trust, and such warrants are included in this table as follows: (i) 1,897,167 warrant shares are included under Column 1, and (ii) 7,565 warrant shares, which exceeded the Beneficial Ownership Limitation and cannot be included in Column 1, are included in this Column 2.

(4)	Consists of (i) 5,569,218 ordinary shares and (ii) 1,269,841 warrants to purchase ordinary shares exercisable as of May 27, 2020 held directly by Aurum Ventures M.K.I. Ltd. Voting and investment power over such shares are vested with Mr. Morris Kahn, who controls Aurum Ventures M.K.I. Ltd. As such, Mr. Kahn may be deemed to have beneficial ownership over our shares held by Aurum Ventures M.K.I. Ltd. This is based on information set forth in various Schedule 13 filings with the SEC current as of November 1, 2019. The address of Aurum Ventures M.K.I. Ltd. is 16 Abba Hillel Silver Rd., Ramat Gan, 5250608, Israel.
(5)	Consists of (i) 1,809,524 ordinary shares and (ii) 1,809,524 warrants to purchase ordinary shares exercisable as of May 27, 2020 held directly by Victor Leo. The address for Victor Leo is 70 Rainey Street, #3302, Austin, TX 78701.
(6)	Consists of (i) 158,730 ordinary shares and (ii) 158,730 warrants to purchase ordinary shares exercisable as of May 27, 2020 held directly by Benjamin Kahn. The address for Benjamin Kahn is 16 Abba Hillel Silver Rd., Ramat Gan, 5250608, Israel.
(7)	Consists of 1,587,302 warrants to purchase ordinary shares exercisable as of May 27, 2020 held directly by Intracoastal Capital, LLC (“Intracoastal”). Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal. The address of each of Mr. Kopin and Intracoastal is 245 Palm Trail, Delray Beach, Florida 33483. The address of Mr. Asher is 111 W. Jackson Boulevard, Suite 2000, Chicago, Illinois 60604.
(8)	Consists of (i) 1,562,849 ordinary shares and (ii) 952,725 warrants to purchase ordinary shares exercisable as of May 27, 2020 held directly by Anson Investments Master Fund LP (“Anson”). The exercise of the warrants is subject to the “Beneficial Ownership Limitation,” under which such exercise is limited to the extent that immediately prior to or after giving effect to such exercise, Anson together with its affiliates and other attribution parties, would own more than 4.99% of the total number of ordinary shares then issued and outstanding. Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson, hold voting and dispositive power over the shares and warrants held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these securities except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.
(9)

In the RD Offerings, we issued warrants to purchase 2,222,223 ordinary shares to Anson, and such warrants are included in this table as follows: (i) 952,725 warrant shares are included under Column 1, and (ii) 1,269,498 warrant shares, which exceeded the Beneficial Ownership Limitation and cannot be included in Column 1, are included in this Column 2.

(10)	Based on information reported by Armistice Capital Master Fund Ltd. (“Armistice Fund”) on a Schedule 13G filed on May 18, 2020 and consists of 2,515,574 warrants to purchase ordinary shares exercisable as of May 27, 2020 held directly by Armistice Fund. The exercise of the warrants is subject to the “Beneficial Ownership Limitation,” under which such exercise is limited to the extent that immediately prior to or after giving effect to such exercise, Armistice Fund together with its affiliates and other attribution parties, would own more than 4.99% of the total number of ordinary shares then issued and outstanding. Steven Boyd is the Managing Member of Armistice Capital, LLC, which acts as the investment manager of Armistice Fund. As a result, Mr. Boyd may be deemed to beneficially own the securities held by Armistice Fund. The address of Armistice Fund is c/o dms Corporate Services ltd., 20 Genesis Close, P.O. Box 314, Grand Cayman KY1-1104, Cayman Islands, and the address of each of Armistice Capital LLC and Mr. Boyd is 510 Madison Avenue, 7th Floor, New York, NY 10022.
(11)

In the RD Offerings, we issued warrants to purchase 2,539,683 ordinary shares to Armistice Fund, and such warrants are included in this table as follows: (i) 2,515,574 warrant shares are included under Column 1, and (ii) 24,109 warrant shares, which exceeded the Beneficial Ownership Limitation and cannot be included in Column 1, are included in this Column 2.

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Plan of Distribution

We are registering the warrant shares issuable to the selling shareholders to permit the resale of these ordinary shares of by the selling shareholders from time to time from after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the warrant shares. We will bear the fees and expenses incident to our obligation to register the ordinary shares, however the selling shareholders will bear legal and advisor fees, commissions and discounts, if any, attributable to their respective sales of the warrant shares.

Each selling shareholders may, from time to time, sell any or all of its warrant shares covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares can be traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or privately negotiated prices. A selling shareholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	underwritten transactions;

●	settlement of short sales, to the extent permitted by law;

●	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through the distribution of the ordinary shares by any selling shareholders to its partners, members or shareholders;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell the ordinary shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

If underwriters are used in the sale, the ordinary shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of ordinary shares, underwriters may receive compensation from the selling shareholders, for whom they may act as agents, in the form of discounts, concessions or commissions. If the selling shareholders use an underwriter or underwriters to effectuate the sale of shares of ordinary shares, we and/or they will execute an underwriting agreement with those underwriters at the time of sale of those ordinary shares. To the extent required by law, the names of the underwriters will be set forth in a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes the prospectus supplement and the accompanying prospectus used by the underwriters to sell those securities. The obligations of the underwriters to purchase those ordinary shares will be subject to certain conditions precedent, and unless otherwise specified in a prospectus supplement, the underwriters will be obligated to purchase all the ordinary shares offered by such prospectus supplement if any of such shares are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

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Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440-1.

In connection with the sale of the ordinary shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The selling shareholders may also sell the ordinary shares short and deliver these securities to close out their short positions or to return borrowed shares in connection with such short sales, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of ordinary shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Each selling shareholders has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the ordinary shares.

The selling shareholders and any broker-dealers or agents that are involved in selling the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such selling shareholders, broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The selling shareholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling shareholders.

We are required to pay certain fees and expenses incurred by us incident to the registration of the ordinary shares of the selling shareholders. We have also agreed to indemnify the selling shareholders holding warrants against losses, claims, damages and liabilities, including liabilities under the Securities Act, with respect to the registration statement of which this prospectus forms a part.

The selling shareholders will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder, unless an exemption therefrom is available.

We agreed to cause the registration statement of which this prospectus is a part to remain effective until the date on which no selling shareholders owns any warrants or ordinary shares issuable upon exercise thereof. The ordinary shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the ordinary shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the ordinary shares may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of ordinary shares by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

The selling shareholders may decide not to sell any or all of the ordinary shares we registered on behalf of the selling shareholders pursuant to the registration statement of which this prospectus forms a part.

Once sold under the registration statement of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

14

LEGAL MATTERS

The validity of the securities offered by this prospectus and other legal matters concerning this offering relating to Israeli law has been passed upon for us by Horn & Co. Law Offices, Tel Aviv, Israel. Certain legal matters with respect to U.S. federal law and New York law in connection with this offering will be passed upon for us by Goodwin Procter LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2020 have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.), an independent registered public accounting firm and a member firm of PricewaterhouseCoopers International Limited, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the ordinary shares being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the ordinary shares offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the website of the SEC referred to above. You may access our annual reports on Form 20-F, reports on Form 6-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference, as of their respective dates of filing, the documents listed below that we have filed with the SEC and any documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of securities under this prospectus (except in each case the information contained in such documents to the extent “furnished” and not “filed”):

●	our Annual Reports on Form 20-F for the fiscal year ended December 31, 2020 filed with the SEC on March 25, 2021;

●	our Reports on Form 6-K filed with the SEC on March 19, 2020, March 26, 2020, May 11, 2020, May 12, 2020, May 14, 2020, March 19, 2020, March 26, 2020, May 11, 2020, May 12, 2020, May 14, 2020, May 28, 2020, July 30, 2020, August 12, 2020, August 13, 2020, October 13, 2020, October 19, 2020, October 29, 2020, November 16, 2020, November 24, 2020, January 15, 2021 and April 6, 2021;

●	the description of our ordinary shares contained in Item 1 of our registration statement on Form 8-A, filed with the SEC on July 29, 2014 under the Exchange Act, and any amendment or report filed for the purpose of updating that description.

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Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus shall also be deemed to incorporate by reference all subsequent annual reports filed on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Forms 10-Q and 8-K filed by the registrant pursuant to the Exchange Act, prior to the termination of the offering made by this prospectus. We may incorporate by reference into this prospectus, any Form 6-K meeting the requirements of Form F-1 which is submitted to the SEC after the date of this prospectus and before the date of termination of this offering. Any such Form 6-K which we intend to so incorporate shall state in such form that it is being incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at: 8 HaSatat St., Modi’in, Israel 7178106, Attn: Corporate Secretary, telephone number: +972-8-9935000. Copies of these filings may also be accessed at our website, www.vblrx.com. Click on “Investor Relations” and then “SEC Filings.”

A copy of this prospectus, our memorandum of association and our articles of association, are available for inspection at our offices at 8 HaSatat St., Modi’in, Israel 7178106.

As a foreign private issuer, we are exempt from the rules under Section 14 of the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and other provisions in Section 16 of the Exchange Act.

ENFORCEABILITY OF CIVIL LIABILITIES AND
AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this registration statement, substantially all of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Horn & Co. Law Offices, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

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Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment was obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment was given and the rules of private international law currently prevailing in Israel;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the judgment is not contrary to public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud and do not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

We have appointed Puglisi & Associates as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

For further information regarding enforceability of civil liabilities against us and other persons, see the discussions in Item 3 of our Annual Report on Form 20-F for the year ended December 31, 2020, incorporated by reference in this prospectus, under the caption “Risk Factors — Risks Related to Our Incorporation and Operations in Israel — It may be difficult to enforce a U.S. judgment against us, our officers and directors and the Israeli experts named in this prospectus in Israel or the United States, or to assert U.S. securities laws claims in Israel or serve process on our officers and directors and these experts.”

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations contained in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide information other than that provided in this prospectus and any accompanying prospectus supplement. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

17

Vascular Biogenics Ltd.

11,492,065 Ordinary Shares

PROSPECTUS

              , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Under the Israeli Companies Law 1999, or the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in the company’s articles of association. Our amended and restated articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law, a company may indemnify an office holder for the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking given by the company in advance of the act or following the act, provided its articles of association authorize such indemnification:

●	a monetary liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount, or according to criteria, determined by the board of directors as reasonable under the circumstances. Such undertaking shall detail the foreseen events and amount or criteria mentioned above;

●	reasonable litigation expenses, including reasonable attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent (mens rea); and (2) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent (mens rea); and

●	any other event, occurrence or circumstances in respect of which the Company may indemnify an office holder.

In addition, under the Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder, if and to the extent provided in the company’s articles of association:

●	a breach of a duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

●	an act or omission committed with intent to derive illegal personal benefit; and

●	a monetary liability imposed on the office holder in favor of a third party.

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Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or penalty levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our amended and restated articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted under the Companies Law.

We have entered into indemnification and exculpation agreements with each of our current office holders exculpating them from a breach of their duty of care to us to the fullest extent permitted by the Companies Law and undertaking to indemnify them to the fullest extent permitted by the Companies Law.

We are not aware of any pending or threatened litigation or proceeding involving any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Item 7.	Recent Sales of Unregistered Securities.

The following is a summary of all securities that we have sold within the past three years without registration under the Securities Act.

(1) In May 2020, in the RD Offerings we entered into securities purchase agreements with certain institutional and accredited investors and large existing shareholders pursuant to which we issued, in a concurrent private placement, warrants to purchase up to 11,492,065 ordinary shares, which warrants are immediately exercisable at an exercise price of $1.45 per ordinary share and expire on November 21, 2021.

We claimed exemption from registration under the Securities Act for the sale and issuance of securities in the transactions described above by virtue of Sections 4(a)(2) and/or Regulation D promulgated thereunder as transactions not involving any public offering. All of the purchasers of unregistered securities for which we relied on Section 4(a)(2) and/or Regulation D represented that they were accredited investors as defined under the Securities Act. We claimed such exemption on the basis that (i) the purchasers in each case represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the registrant or had access, through employment or other relationships, to such information and (ii) appropriate legends were affixed to the share or warrant certificates issued in such transactions.

(2) In January and February 2021, we sold approximately $3.5 million of our ordinary shares pursuant to our existing Equity Distribution Agreement with Oppenheimer & Co., Inc. Those sales were made in an “at the market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act, pursuant to our effective shelf registration statement on Form F-3 (File No. 333-251821). However, we inadvertently failed to file a prospectus supplement specifying details regarding such sales. This may have constituted a violation of Section 5 of the Securities Act and may give rise to liability under Section 12 of the Securities Act (which generally provides a rescission remedy for offers and sales of securities in violation of Section 5) as well as potential liability under the anti-fraud provisions of federal and state securities laws and state rescission laws.

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In such event, anyone who acquired such ordinary shares would have a right to rescind the purchase. If all the shareholders who acquired ordinary shares demanded rescission, the maximum we would be obligated to repay would be approximately $3.5 million, plus interest. In addition, under Israeli law, we may also be required to obtain the approval of an Israeli court in order to implement the acquisition of any ordinary shares for which rescission is demanded. Out of the approximately $3.5 million of sales, one identified buyer purchased approximately $1.9 million of our ordinary shares. Such identified buyer has agreed to waive any recission rights and has signed a waiver evidencing such agreement. The Securities Act generally requires that any claim brought for a violation of Section 5 of the Securities Act be brought within one year of the violation. Additionally, if it is determined that such sales did in fact violate the Securities Act, we may become subject to fines and penalties imposed by the SEC and state securities agencies.

Item 9.	Exhibits and Financial Statement Schedules.

(a) Exhibits

The following exhibits are being filed with this Registration Statement:

Exhibit No.	Description

1.1	Articles of Association of the Registrant, as currently in effect (incorporated by reference to Exhibit 3.2 of the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on September 30, 2014).

1.2	Memorandum of Association of the Registrant, as currently in effect (incorporated by reference to Exhibit 3.4 of the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on September 30, 2014).

4.1	Form of Certificate for Ordinary Shares (incorporated by reference to Exhibit 4.2 of Registration Statement on Form F-1 filed with the Securities and Exchange Commission on July 29, 2014).

4.2	Warrant to purchase ordinary shares, dated April 1, 2001, issued to Dror Harats, as amended (incorporated by reference to Exhibit 4.4 of the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on June 6, 2014).

4.3	Warrant to purchase ordinary shares, dated May 14, 2001, issued to Dror Harats, as amended (incorporated by reference to Exhibit 4.5 of the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on June 6, 2014).

4.4	Warrant to purchase ordinary shares, dated December 28, 2001, issued to Dror Harats, as amended (incorporated by reference to Exhibit 4.6 of the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on June 6, 2014).

4.5	Form of Warrant to purchase ordinary shares, (incorporated by reference to Exhibit 4.2 of the Current Report on Form 6-K filed with the Securities and Exchange Commission on November 5, 2015).

4.6	Form of Series B Warrant to purchase ordinary shares (incorporated by reference to Exhibit 4.1 of the Current Report on Form 6-K filed with the Securities and Exchange Commission on June 27, 2018).

4.7	Form of Warrant to purchase ordinary shares (incorporated by reference to Exhibit 4.1 of the Current Report on Form 6-K filed with the Securities and Exchange Commission on May 11, 2020).

4.8	Form of Warrant to purchase ordinary shares (incorporated by reference to Exhibit 4.1 of the Current Report on Form 6-K filed with the Securities and Exchange Commission on May 12, 2020).

5.1**	Opinion of Horn & Co., Israeli counsel to the Company.

10.1	Employee Ownership and Share Option Plan (2011) of the Registrant, and form of agreement thereunder (incorporated by reference to Exhibit 10.1 of the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on June 6, 2014).

10.2	Form of Release and Indemnification Agreement to be entered into between the Registrant and its officers and directors (incorporated by reference to Exhibit 10.3 of the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on June 25, 2014).

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10.3†	Commercial Gene Therapy License Agreement, dated April 15, 2011, between the Registrant and Crucell Holland B.V. (incorporated by reference to Exhibit 10.3 of the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on July 18, 2014).

10.4†	Agreement, dated February 3, 2013, between the Registrant and Tel Hashomer-Medical Research, Infrastructure and Services Ltd. (incorporated by reference to Exhibit 10.4 of the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on July 18, 2014).

10.5†	Manufacturing Services Agreement, dated January 5, 2012, between the Registrant and Lonza Houston, Inc. (incorporated by reference to Exhibit 10.5 of the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on July 18, 2014).

10.6†	Material Transfer and Confidentiality Agreement, effective as of September 19, 2005, among the Registrant, Crucell Holland B.V. and BioReliance Ltd. (incorporated by reference to Exhibit 10.9 of the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on July 18, 2014).

10.7†	Material Transfer and Confidentiality Agreement, effective February 6, 2012 between the Registrant, Crucell Holland B.V. and Lonza Houston, Inc. (incorporated by reference to Exhibit 10.15 of the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on July 18, 2014).

10.8	Agreement between the Registrant and Prof. Jacob George, dated January 24, 2010, as amended on August 1, 2012 (incorporated by reference to Exhibit 10.16 of the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on June 6, 2014).

10.9	Employee Share Ownership and Option Plan (2014) of the Registrant, and form of Capital Gains Option Agreement thereunder (incorporated by reference to Exhibit 10.17 of the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on June 25, 2014).

10.10†	Master Services Agreement, effective as of January 30, 2015, by and between PPD Development, L.P. and the Registrant (incorporated by reference to Exhibit 4.18 of the Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 25, 2015).

10.11#	Lease Agreement, dated as of June 10, 2016, by and between the Registrant and Darwish Shalom (incorporated by reference to Exhibit 4.19 of the Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 15, 2018).

10.12†	Development, Commercialization and Supply Agreement, dated as of November 3, 2017, by and between the Registrant and NanoCarrier Co., Ltd. (incorporated by reference to Exhibit 4.20 of the Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 15, 2018).

10.13†	Clinical Trial Services Agreement by and between the Registrant and the GOG Foundation, Inc. dated December 23, 2017 (incorporated by reference to Exhibit 4.21 of the Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 15, 2018).

10.14†	Agreement by and between the Registrant and Biopharmax Group Ltd. dated June 1, 2016 (incorporated by reference to Exhibit 4.22 of the Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 15, 2018).

10.15	Form of Securities Purchase Agreement, dated as of May 7, 2020 (incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 6-K filed with the SEC on May 11, 2020).

10.16	Form of Securities Purchase Agreement, dated as of May 7, 2020 (incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 6-K filed with the SEC on May 12, 2020).

23.1*	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, Independent Registered Public Accounting Firm.

23.2**	Consent of Horn & Co. (included in Exhibit 5.1)

24.1**	Power of Attorney (included in signature page)

†	Portions of this exhibit have been omitted pursuant to a grant of confidential treatment by the Securities and Exchange Commission and the non-public information has been filed separately with the Securities and Exchange Commission.

#	English summary of original Hebrew document.

*	Filed herewith

**	Previously filed

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(b) Financial Statement Schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement,

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3..

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Or Yehuda, Israel, on this 19th day of April, 2021.

Vascular Biogenics Ltd.

By:	/s/ Dror Harats
Dror Harats
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Dror Harats	Chief Executive Officer and Director	April 19, 2021
Dror Harats	(Principal Executive Officer)

/s/ Amos Ron	Chief Financial Officer	April 19, 2021
Amos Ron	(Principal Financial Officer and Principal Accounting Officer)

*	Non-Executive Director	April 19, 2021
Bennett M. Shapiro

*	Non-Executive Director	April 19, 2021
Ruth Arnon

*	Non-Executive Director	April 19, 2021
Ruth Alon

*	Non-Executive Director	April 19, 2021
Shmuel Ben Zvi

*	Non-Executive Director	April 19, 2021
Ron Cohen

*	Non-Executive Director	April 19, 2021
David Hastings

*	Non-Executive Director	April 19, 2021
Marc Kozin

*By:	/s/ Dror Harats
Name:	Dror Harats
Title:	Attorney-in-fact

	/s/ Donald J. Puglisi	Authorized Representative in the United States	April 19, 2021
Name:	Donald J. Puglisi
Title:	Authorized Representative in the United States

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